NL REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS - August 3, 2010 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $4.3 million, or $.09 per share, in the second quarter of 2010 compared to a net loss of $2.2 million, or $.04 per share, in the second quarter of 2009.  For the first six months of 2010, NL reported net income attributable to NL stockholders of $2.0 million, or a loss of $.01 per share (after the effect of an adjustment referenced below), compared to a net loss of $14.0 million, or $.29 per share, in the first six months of 2009.

Net sales increased 18% and 16%, respectively, in the second quarter and first six months of 2010 compared to the same periods in 2009.  Net sales increased due to an increase in order rates from CompX’s customers resulting from improving economic conditions in North America.  Net sales were also impacted by relative changes in currency exchange rates, which increased sales by $.3 million for the quarter and $.7 million for the year-to-date period. Income from operations attributable to CompX increased in the second quarter and first six months of 2010 to $3.0 million and $4.7 million, respectively, compared to a loss from operations of $1.0 million and $1.9 million for the same periods of 2009.  Income from operations improved primarily due to the impact of higher sales, partially offset by $.9 million higher patent litigation expenses in the 2010 year-to-date period.  Changes in currency exchange rates negatively impacted CompX’s income from operations by $.4 million for the quarter and by $1.1 million year-to-date compared to the same periods of 2009.

Kronos’ net sales of $380.1 million in the second quarter of 2010 were $98.1 million, or 35%, higher than in the second quarter of 2009.   Kronos’ net sales of $699.8 million in the first six months of 2010 were $169.7 million, or 32%, higher than in the first six months of 2009.  Net sales increased in the second quarter and first six months of 2010 due primarily to higher sales volumes and higher average TiO2 selling prices.   Kronos' sales volumes in the second quarter and first six months of 2010 are both new records for Kronos for their respective periods.  The increase in sales volume for the second quarter and first six months is a result of increased demand in all markets.  Kronos’ average TiO2 selling prices increased 6% in the second quarter of 2010, and increased 3% in the first six months of the year, and Kronos’ average TiO2 selling prices at the end of the second quarter of 2010 were 4% higher than at the end of the first quarter of the year, continuing the improvement in selling prices that began in the second half of 2009.  Fluctuations in currency exchange rates also impacted Kronos’ net sales, decreasing net sales by approximately $6 million in the second quarter and increasing net sales approximately $4 million in the first six months of 2010.  The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations increased by $60.7 million from a loss of $21.9 million in the second quarter of 2009 to income of $38.8 million in the second quarter of 2010.  For the year-to-date period, Kronos’ income from operations increased by $108.7 million from a loss of $48.2 million in 2009 to income of $60.5 million 2010.  Results from operations in both periods improved due to higher sales volumes, higher selling prices and lower manufacturing costs per ton resulting from higher production volumes.  Kronos’ operating rates were approximately 58% of capacity for the first half of 2009 as compared to operating rates at near full capacity for the first half of 2010.  Temporary plant curtailments in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to cost of sales.  Changes in currency exchange rates negatively impacted Kronos’ income from operations by $12 million for the quarter and by $20 million year-to-date compared to the same periods of 2009.

Kronos’ income tax benefit in 2010 includes a $35.2 million (NL’s equity interest was $12.7 million, or $.17 per share, net of income taxes) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.

Litigation settlement expense in 2010 of $32.2 million ($20.8 million, or $.43 per share, net of income taxes) relates to the settlement of certain legal proceedings in April 2010.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in 2010 relates to the litigation settlement referred to above.  Insurance recoveries aggregated $18.3 million in 2010 ($11.8 million, or $.24 per share, net of income taxes) and $2.7 million in 2009 ($1.8 million, or $.04 per share, net of income taxes).

Litigation settlement gain in 2009 relates to an $11.3 million pre-tax gain ($7.3 million, or $.15 per share, net of income taxes) recognized in the second quarter related to the second closing associated with the settlement of condemnation proceedings on certain real property we formerly owned that is subject to environmental remediation.

Corporate expenses were lower in the second quarter and first six months of 2010 as compared to the second quarter and first six months of 2009 primarily due to lower litigation and related costs and lower environmental expense.

Our income tax expense in the first quarter of 2010 includes an aggregate $1.9 million provision for deferred income taxes ($1.6 million, or $.03 per share, net of noncontrolling interest) associated with a determination that certain undistributed earnings of a non-U.S. subsidiary can no longer be considered to be permanently reinvested.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products,
•	The extent of the dependence of certain of our businesses on certain market sectors,
•	The cyclicality of our businesses (such as Kronos’ titanium dioxide pigments (“TiO2”) operations),
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),

•	Changes in raw material and other operating costs (such as energy and steel costs),
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products),

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Competitive products and substitute products, including increased competition from low-cost manufacturing sources (such as China),
•	Customer and competitor strategies,
•	Potential consolidation or solvency of our competitors,
•	Demand for office furniture,
•	Demand for high performance marine components,
•	Substitute products,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Service industry employment levels,
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar),
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amounts of insurance recoveries,
•	Our ability to maintain sufficient liquidity,
•	The extent to which our subsidiaries were to become unable to pay us dividends,
•	CompX’s and Kronos’ ability to renew or refinance credit facilities,
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Uncertainties associated with new product development,
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria,
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations),

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products),

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters) and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010

Net sales	$29.2	$34.4	$57.7	$67.2
Cost of sales	23.0	25.5	46.7	49.2

Gross margin	6.2	8.9	11.0	18.0

Selling, general and administrative expense	6.4	6.0	12.1	13.3
Other operating income (expense):
Insurance recoveries	2.0	.1	2.7	18.3
Litigation settlement gain	11.3	-	11.3	-
Litigation settlement expense	-	-	-	(32.2)
Assets held for sale write-down	(.7)	-	(.7)	-
Corporate expense and other, net	(5.0)	(2.5)	(9.4)	(7.2)

Income (loss) from operations	7.4	.5	2.8	(16.4)

Equity in net income (loss) of Kronos Worldwide, Inc.	(7.9)	6.9	(17.4)	22.3

General corporate items:
Interest and dividends	.7	.6	1.4	1.2
Interest expense	(.3)	(.3)	(.6)	(.5)

Income (loss) before income taxes	(.1)	7.7	(13.8)	6.6

Provision for income taxes	2.3	3.2	.5	4.5

Net income (loss)	(2.4)	4.5	(14.3)	2.1

Noncontrolling interest in net income (loss) of subsidiary	(.2)	.2	(.3)	.1
Net income (loss) attributable to NL stockholders	$(2.2)	$4.3	$(14.0)	$2.0

Basic and diluted net income (loss)per share(a)	$(.04)	$.09	$(.29)	$(.01)

Basic and diluted average shares outstanding	48.6	48.6	48.6	48.6

(a)  Refer to Note 13 of our Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2010 for the computation of our per share amounts.

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010

CompX – component products	$(1.0)	$3.0	$(1.9)	$4.7
Insurance recoveries	2.0	.1	2.7	18.3
Litigation settlement gain	11.3	-	11.3	-
Litigation settlement expense	-	-	-	(32.2)
Corporate expense and other, net	(4.9)	(2.6)	(9.3)	(7.2)

Income (loss) from operations	$7.4	$.5	$2.8	$(16.4)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended June 30, 2010 vs. 2009	Six months ended June 30, 2010 vs. 2009
Percentage change in sales:
TiO2 product pricing	6%	3%
TiO2 sales volumes	30%	28%
TiO2 product mix	1%	-%
Changes in currency exchange rates	(2)%	1%

Total	35%	32%